EXHIBIT 5.1

February 8, 2007

Inland Real Estate Corporation

2901 Butterfield Road

Oak Brook, IL 60523

Ladies and Gentlemen:

We have acted as special counsel to Inland Real Estate Corporation, a Maryland corporation (the “Company”), and are familiar with the Registration Statement on Form S-3 (the “Registration Statement”) being filed under the Securities Act of 1933, as amended (the “Act”), on or about the date of this letter, relating to the registration under the Act of the resale of a total of $180,000,000 principal amount of 4.625% Convertible Senior Notes due 2026 (the “Notes”) and the shares of the Company’s common stock, $0.01 par value per share, issuable upon conversion of the Notes (the “Shares”).  References made herein to the Indenture shall be to the Indenture dated November 13, 2006, by and between the Company and LaSalle Bank, National Association, as trustee.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies.  We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto.  We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon the statements and representations of officers and other representatives of the Company, and factual information we have obtained from such other sources as we have deemed reasonable.  We have also assumed due authentication of the Notes by the trustee pursuant to the Indenture.

Subject to the assumptions, qualifications, exclusions and other limitations that are identified in this letter, we advise you that the Notes constitute binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other laws relating to or affecting the rights and remedies of creditors, to general principles of equity, whether considered in a proceeding in equity or at law, to public policy considerations that may limit the rights of parties to obtain certain remedies and to concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of New York, and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law.  Issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern.  The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.

Various matters concerning Maryland law are addressed in the opinion of Venable LLP, which has been separately provided.  We express no opinion with respect to those matters.  Therefore, for example, we have assumed for purposes of this letter that the Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland, is in good standing under the Maryland General Corporation Law, and that the issuance of the Notes has been duly authorized and the Notes are validly issued.

We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as Exhibit 5 to the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

We do not purport to cover herein the application of the securities or “Blue Sky” laws of the various states.  This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.  We assume no obligation to revise or supplement this opinion should the internal laws of the State of New York be changed by legislative action, judicial decision or otherwise.  This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

/s/ Jenner & Block LLP

Jenner & Block LLP